Exhibit 10.11

[TRANSLATION FROM HEBREW]

Cooperation and Licensing Agreement
Prepared and signed on the 28th day of the month of October 2007.

Between

The Life Science Research Israel Ltd.
a governmental company, P.O.B. 139, Nes Tziona 70451 (“LSRI”)

on the one part

and

Acro Inc.
a company registered in Nevada, U.S.A.
of which the registered address in Israel is - 37 Inbar St., Caesarea by means of its managers authorized to bind the company

(“Acro”)

on the other part

WHEREAS	The Israeli Biological Research Institute ("MMBI") is a governmental research institute specializing in applied research, development, and manufacturing in the fields of biology, chemistry, the environment, and public health and in the basic research derived from MMBI's applied projects, and possesses knowledge and technology in the aforementioned fields; and

WHEREAS	LSRI is authorized to make commercial use of MMBI's technologies and the research programs undertaken by MMBI; and

WHEREAS	Acro operates in the area of development, manufacturing and marketing of the means to identify and detect explosive material; and

WHEREAS	Acro is interested in undertaking Compatibility Work, as defined below, and to receive from LSRI a license to manufacture and market identification systems - all in accordance with the provisions herein; and

WHEREAS	The parties wish to set forth in this Agreement the terms and conditions that shall apply to their collaborative efforts.

Therefore, the parties have declared, stipulated and agreed, as follows:

1.	Definitions

In this Agreement, language in the singular includes the plural, and vice versa, and language that refers to males shall include females and vice verse, unless the content or context require otherwise.

In this agreement the following terms shall have the meaning appearing next to them, unless the content or context requires otherwise.

1.1.	“Related Party” – With regard to any person or entity; any person or entity that controls, is controlled by, or is jointly controlled. For the purposes of this Agreement “control” shall mean the effective power to influence or to cause to be influenced the management or policies of a person or entity, as above;

1.2.	The “Agreement” – This Agreement and all of its appendices and addendums;

1.3.	“First Commercial Sale” – The first sale of the Identification System as part of a commercial transaction at market terms;

1.4.	“LSRI’s Knowledge” – All knowledge, information, materials, results, instruments, procedures, processes, technologies, components, versions, protocols, techniques, methods, software, design, charts, sketches, figures, and details and/or any other information of any other kind, whether a patent can be registered for such or not, which is in LSRI’s possession prior to the signing of this Agreement or thereafter. As for the development of methods, [such includes] equipment and systems for the detection and identification of chemicals, including the ETK Kit and its components, including the chemical components.

1.5.	“Acro’s Knowledge” all knowledge, information, materials, results, instruments, procedures, processes, technologies, components, versions, protocols, techniques, methods, software, design, charts, sketches, figures, and details and/or any other information of any other kind, whether a patent can be registered for such or not, which is in Acro’s possession prior to the signing of this Agreement or thereafter with regard to the Apparatus, as defined below, and with regard to the means for identifying peroxides, including U.S. Patent No. 6,767,717.

1.6.	The “Knowledge” or “Joint Knowledge” – all knowledge, information, materials, results, instruments, processes, procedures, technologies, components, versions, protocols, techniques, methods, software, design, charts, sketches, figures, and details and/or any other information of any other kind, whether a patent can be registered for such or not, with regard to the Compatibility Work and the Identification System, so long as the foregoing does not include LSRI’s knowledge or Acro’s Knowledge.

1.7.	The “License” – The license and the right that shall be granted by LSRI to Acro to make use of the Joint Knowledge and the Identification System, in accordance with Section 5.1 below;

1.8.	“Licensing Fee” – the licensing fee discussed in Section 6.4 below;

1.9.	“ETK Kit” – A kit for the detection of explosive materials that was developed by MMBI and which is operated on the basis of wet chemicals/color reactions;

1.10.	“Chemical Components” – The chemical materials that comprise the ETK Kit;

1.11.	The “Apparatus” – the apparatus known commercially as “Explosive Tester P.E.T. Peroxide, whether such is manual, automatic, or semi-automatic, which was developed by Acro;

1.12.	The “Identification System” – A system for the identification of explosive materials based upon the arrangement of chemical components in the apparatus as set forth in the Specifications and Protocol;

1.13.	“Compatibility Work” – Work to be undertaken by Acro, at Acro’s cost, as specified in the Protocol for the purpose of manufacturing and assembling the Identification System in accordance with the Specifications. In order to carry out the Compatibility Work, LSRI shall transfer to Acro the chemical components in order so that Acro may assemble them in the Apparatus. Upon completion of the Compatibility Work, Acro shall begin to conduct the Compatibility Tests in accordance with the timelines set forth in the Specifications and Protocol;

1.14.	“Compatibility Tests” – Examination of the compatibility of the Identification System with the Specifications and the Protocol;

1.15.	“Net Sales” – The total amount received by Acro, its Related Parties or parties that work with Acro and its distributors for the sale of the Identification System on market terms, [after] deducting the following: (1) commercial discounts and credits; (2) special credits and additional discounts that were given for returns or due to defects in the Identification Systems; (3) Delivery costs, shipment and insurance; and (4) taxes, duties, and governmental customs (excluding income tax), so long as the amount of such is reasonable and acceptable and were paid for an actual sale as above, and were not deducted from the aforementioned total amount of intake.

1.16.	“Royalties” – Royalties shall be calculated on the basis of Net Sales in accordance with Section 6 below;

1.17.	“Protocol” – The description of the scope of the planned work in the framework of carrying out the Compatibility Work, attached hereto as Appendix “A”;

1.18.	“Specifications” – The specifications attached hereto as Appendix “B”;

1.19.	The “Consideration from Other Projects” – The consideration that shall be paid to LSRI for undertaking other work or tests that will be carried out by LSRI as mutually agreed by the parties, as set forth in the Protocol and in Section 6.2 below;

1.20.	The “Minimal Annual Quota” – The minimal sales quota for a given year, as set forth in Appendix “C”;

1.21.	The “Term of the Agreement” – The term of the Agreement, as set forth in Section 11 below.

1.22.	“Acrotech” – Acrotech Ltd., a subsidiary registered in Israel, fully owned by Acro.

2.	The Compatibility Work

2.1.	General. Acro shall be responsible for carrying out the Compatibility Work and any other work that is required for the purpose of manufacturing the Identification System in accordance with the Specifications, Protocols and provisions of this Agreement. Acro shall bear all costs incurred as a result of carrying out the Compatibility Work. For the purpose of such, Acro shall allocate the necessary manpower and technical resources to carry out the Compatibility Work in accordance with the terms and conditions of this Agreement.

2.2.	Scope of the Compatibility Work. (A) The Compatibility Work shall be carried out in accordance with the Protocol; (B) Acro shall develop Compatibility Tests, as set forth in Section 2.3; and (C) Acro shall prepare and supply the documentation, software, and services as set forth in the Protocol with regard to the Identification System; (D) LSRI shall supply to Acro the chemical components for the purpose of carrying out the Compatibility Work, as well as the documentation regarding the durability of the chemical components in the ETK Kit.

2.3.	Compatibility Tests. Acro, in coordination with LSRI, shall, in accordance with the Protocol, create a test to examine the compatibility of the Identification System to the Specifications.

In the event that the Compatibility Tests or trials of the Identification System per the Protocol reveal that the Identification System is incompatible with the Specifications, Acro (A) will notify LSRI about such incompatibility; and (B) Subject to the provisions of Section 3.3 below, Acro will make the necessary repairs in order to make the Identification System compatible with the Specifications within fourteen (14) days from the time such incompatibility was discovered.

2.4.	Modifications. The parties hereto hereby affirm and agree that, in the course of carrying out the Compatibility Work, modifications to the Protocol may be required in order to provide a solution for unexpected events or results that are not within the reasonable control of the parties. Any modifications to the Protocol, as above, require the prior, written agreement of the parties, so long as the timeframes, required manpower, consideration and anything else that is affected by such modification are adjusted appropriately.

2.5.	License required for the Compatibility Work. Each party shall grant to the other, for no consideration, a non-exclusive, non-transferable, non-assignable license to use its rights, including LSRI’s Knowledge and Acro’s Knowledge, for the purpose of performing the Compatibility Work only. Such license shall be granted only for the aforementioned purpose and only in such cases where such a license is required to carry out the Compatibility Work. For the avoidance of doubt, the provisions of this Agreement notwithstanding, Acro does not and shall not have any right to LSRI’s Knowledge and/or that which is related thereto or any right to cite figures or details regarding any product that is not the Identification System, and LSRI shall not be obligated to develop, supply, grant a license, or allow access to knowledge, including regulatory information, with regard to any product that is not the Identification System.

2.6.	Supply of the Chemical Components. LSRI shall supply Acro with the chemical components for both the Compatibility Work and for manufacturing purposes. For the purpose of carrying out the Compatibility Work, LSRI shall supply [to Acro] at LSRI’s cost the chemical components in the amounts set forth in Appendix “D1”. As for the chemical components required for manufacturing purposes, Acro shall pay LSRI in accordance with the provisions of Appendix “D2.” It is hereby agreed that in any event Acro shall grant LSRI the right of first refusal with regard to the sale of the chemical components to Acro for the ongoing manufacturing.

2.7.	Contact persons. Each party hereto shall appoint its own contact person, who shall handle requests with regard to the Compatibility Work.

2.8.	Additional work. Any additional work that shall be required by Acro with regard to the Identification System that is to be performed by LSRI and which LSRI wishes to perform, at its discretion, shall be performed by LSRI subject to payment for such additional work in the amount that shall be agreed by the parties.

3.	Manufacture

3.1.	Upon completion of the Compatibility Work, Acro shall make use of the License to manufacture, market, supply and service the Identification System that is compatible with the Specifications, in accordance with all applicable laws, regulations, standards and rules.

3.2.	Acro shall be the party exclusively liable for obtaining all the licenses, approvals, and permits, and for carrying out all registrations under the law; for [upholding] all applicable standards that apply to the manufacture, marketing, supply and service of the Identification System; and for the renewal [of such license and permits] at the required time and the safe-keeping thereof.

3.3.	Acro shall not make any change to the chemical components, to the specifications, to the Identification System, or to the manufacturing process or the testing of the Identification System, without the prior, written approval of LSRI, [which shall be granted] at its discretion. Upon receiving such approval, Acro shall have the right to make the desired changes, so long as:

A.	Such changes are permitted under the law and/or by the relevant authorized authority, and are made in accordance with and fulfill the conditions of any license, registration, approval or permit that was granted with regard to the Identification System prior to the time that such change is made.

B.	LSRI receives copies of the documentation that relates to the approved changes.

3.4.	So far as such change, as described above, is contingent upon licenses, approvals, permits, or other or additional registration by any authorized authority, such change shall not be effected until after LSRI receives written verification that the permit or approval for the change was indeed granted by the authorized authority/authorities. The parties hereto shall cooperate to prepare the figures and details required in order to submit an appropriate request to the authorized authorities for the permit or approval of the change to the materials, Specifications, equipment, manufacturing process or tests. So far as a change is required pursuant to the instructions of an authorized authority, LSRI shall not withhold its approval of such, without a reasonable basis.

4.	Commercialization

4.1.	Upon completion of the Compatibility Work, Acro shall work continuously and consistently to develop and expand to the greatest extent possible the Net Sales of the Identification System. Acro shall carry out its First Commercial Sale of the Identification System no later than 90 days following the signature of this Agreement, and within thirty (30) days of making such sale, Acro shall notify LSRI.

4.2.	Acro shall be liable for fulfilling all that is required under the law, regulations, standards, and rules that apply to the sale of the Identification System and for the submission of any relevant information related thereto.

4.3.	For the duration of the Term of the Agreement, Acro hereby undertakes to carry out sales of amounts of the Identification System that shall not fall below the Minimum Annual Sales Quota during the 12 months following the First Commercial Sale. The Minimum Annual Sales Quota with regard to every country in which the Identification System is to be sold is set forth in Appendix “C”. It is hereby clarified that the exclusive status of Acro, pursuant to the License [granted] under this agreement, is conditioned upon: the fulfillment of the Annual Sales Quotas, as reflected by the reports that shall be submitted in accordance with Section 7 below; the payment in full and receipt of such payment at the time such becomes due of all of the amounts that are owed to LSRI pursuant to the Annual Sales Quota; and the fulfillment of all of the other terms and conditions set forth in this Agreement.

4.4.	It is hereby agreed and clarified that, subject to Acro’s fulfillment of all of its obligations under this Agreement with regard to the completion of the development and manufacture of the Identification System – it is hereby agreed that within 30 days from the date of the First Commercial Sale, the parties hereto will enter into good-faith negotiations regarding the terms of an agreement pursuant to which Acro will be granted a worldwide license, excluding Israel, to market and sell the ETK Kit. Such agreement shall be based upon the grant of territorial exclusivity, subject to Acro’s meeting the sales targets. The sales targets for each territory shall be determined in accordance with the level of LSRI’s sales in such territory. In any event, it is hereby agreed that only a detailed and signed agreement by both parties shall bind the parties with regard to the foregoing.

5.	The License

5.1.	Subject to the terms and conditions set forth herein, including, but without derogating from the above, the timely payment in full of the amounts set forth in this agreement, including the payment of Royalties, LSRI shall grant Acro for the Term of the Agreement an exclusive, worldwide license, excluding Israel, for the Joint Knowledge and the Identification System for the purpose of producing, manufacturing, using, marketing, offering, selling, importing, exporting and serving the Identification System. It is hereby clarified that the grant of the License to Acro as set forth in this Section with regard to the State of Israel shall be subject to the terms that shall be set forth in the good-faith negotiations between the parties. With that said, Acro may undertake activities related to the marketing and sale of the new system in Israel, subject to LSRI’s advanced, written approval.

5.2.	The term of the License per this agreement shall apply for each country so long as such was not revoked due to a breach in accordance with this Agreement. The [grant of the] License is conditioned upon the fact that Acro will make reasonable commercial efforts to realize the potential of the Identification System; to foster sales of the Identification System to the fullest extent possible; and to advance other commercial initiatives with regard to the Identification System, and upon the fact that Acro will perform sales that will not fall below the [required] Minimal Annual Sales Quota, as set forth in Section 4.3 above and in Appendix “C”.

5.3.	During the Term of the Agreement, Acro will have the right to grant a sub-license to third parties that conforms to the provisions of this Agreement regarding the License, so long as Acro is and remains liable to LSRI with regard to the fulfillment of this Agreement by the sub-licensee, and collects at the time they become due all the payments that the sub-licensee owes in full. A grant of a sub-license pursuant to the License, as set forth above, is conditioned upon receipt of LSRI’s advanced, written approval and the submission of a copy of the sub-license agreement to LSRI. For the avoidance of doubt and subject to the above provisions – LSRI hereby approves the grant of a sub-license to Acrotech. In the event that a sub-licensee is declared insolvent or upon the occurrence of one of the events described in Section 11 below to the sublicense, Acro shall undertake the necessary actions to collect from the sub-licensee all of the payments that are owed pursuant to the sublicense and shall cause the revocation and/or forfeiture of the sub-license by a competent court. Upon termination of this Agreement for any reason and/or by any party hereto, all of the sub-licenses that were granted shall be terminated immediately.

6.	The Consideration

In consideration for the grant of the License to Acro pursuant to this Agreement, Acro shall pay LSRI the following payments:

6.1.	Compatibility Work. Acro alone shall fund the Compatibility Work, as set forth in Appendices “D1”-“D2”.

6.2.	Consideration for additional work. Acro shall pay LSRI for additional work in accordance with the payments set forth in the Protocol.

6.3.	Royalties for Net Sales. Acro shall pay LSRI Royalties each quarter in accordance with the quarterly report regarding sales of the new system. The rate of Royalties shall be as follows: for a year from the date of the First Sale, Acro shall pay an amount that equals 6% of Net Sales; for sales in the second year for a duration of a year, Acro shall pay an amount equaling 8% of Net Sales; and for sales from the third year and onwards, Acro shall pay an amount that equals 10% of Net Sales of the Identification System that were made by Acro, sub-licensees, distributors or any other related party.

6.4.	Licensing Fee. Acro shall pay to LSRI a licensing fee in an amount that equals fifty percent (50%) of all intake and consideration (excluding Net Sales) that shall be received or produced by Acro, sub-licensees, distributors, or any other related party, with regard to or as a result of the commercial utilization of the License of the Identification System; the following shall be deducted from the forgoing: (a) any payment that was received for research and development; (b) any tax, duty, or government impositions.

6.5.	It is hereby clarified that the forgoing in no way derogates from the [the requirements pursuant to the] Minimal Sales Quota, as defined above and as set forth in Appendix “C”.

7.	Reporting and Payments

7.1.	Payments pursuant to Sections 6.3 and 6.4 above and reports with regard to the sales of the Identification System shall be made and submitted quarterly.

7.2.	Unless otherwise explicitly stated in this Agreement, Acro shall pay LSRI the payments owed pursuant to Section 6 above within sixty (60) days from the end of each quarter. Each payment as above, shall be accompanied by a sufficiently detailed report for the purpose of calculating and verifying the payment that was effected, which shall include, without derogating from the foregoing, [information regarding] the number of Identification Systems that were sold in each country; the gross income and Net Sales of the Identification System; other intake or consideration related to the Identification System; income per country with details regarding all discounts granted and returns; Royalties that are owed pursuant to Section 6.3 above; and Licensing Fees that are owed pursuant to Section 6.4 above, with [the foregoing] presented in USD amounts and including the manner by which the Royalties and Licensing Fees were calculated; the exchange rate; date of the invoice; and any other information that is necessary to calculate the payments due under this Agreement. The senior finance manager of Acro shall confirm in every report submitted to LSRI that such report correctly and accurately reflects all of the payments owed to LSRI. Reports shall be submitted throughout the Term of the Agreement, starting from the date for the First Commercial Sale, and including periods in which the Identification System was not sold and no payments were received regarding the License and/or the Identification System. In the event that Acro does not effect payment at the time such comes due, Acro shall owe the same amount plus interest, per Section 7.5 below.

7.3.	The value of each sale of the Identification System, any other intake or consideration relating to the License and/or the Identification System shall be calculated in accordance with their USD value at the time of receipt. Royalties and Licensing Fees shall be calculated in USD and paid in NIS in accordance with the dollar exchange rate published by the Bank of Israel on the date of payment to LSRI. VAT, if applicable, shall be added to each payment in accordance with the rate set forth in the law at the time.

7.4.	All payments by Acro to LSRI under this Agreement shall be effected by means of a bank transfer and actual receipt in the bank accounts so designated for such purpose by LSRI or by any other means as determined by LSRI in writing.

7.5.	Any amount that is owed to LSRI under this Agreement that is not paid on the date it becomes due shall bear interest at the maximum rate charged by Poalim Bank Ltd. for unauthorized overdrafts, accumulating on a monthly basis, starting from the date upon which it became due until such amount is actually paid.

7.6.	Acro shall maintain and cause all of the parties related to and involved with Acro, [its] sub-licensees and distributors to maintain books of accounting in which full and precise accounts of the sales of the Identification System and/or any other use of the License of the Identification will be recorded and will include necessary details so that LSRI can verify the precise amounts of the payments due to it under this Agreement. Pursuant to a written request, which may not be submitted more than once each calendar year, LSRI will have the right to audit such books by means of a certified accountant in order to verify the amount of Net Sales, Royalties and Licensing Fees for each calendar year for the three years preceding the date upon which the audit was requested. LSRI shall maintain in confidence and see to it that the aforementioned accountant maintain the confidentiality of all of the information and not make any use thereof or reveal such, unless such disclosure is required to determine whether the provisions of this Agreement have, indeed, been fulfilled. The accountant’s visit as above shall be made during normal business hours and with advanced, written notice to Acro within a reasonable amount of time prior to such visit. In the event that an audit reveals that a payment was not made in full, Acro shall pay to LSRI the amount missing plus interest, [at a rate] set forth in Section 7.5 above. Such payment shall be made within ten (10) days that the results of the audit are submitted to the parties. The parties shall make all of the adjustments that are required in light of the results of the audit without delay. The party that carries out the audit, as above, shall bear the costs required for such. However, in the event that the audit reveals that any payment whatsoever that was made was missing more than five percent (5%) of the amount owed, Acro shall bear the costs incurred by the audit. LSRI right to audit the accounting books as set forth above, shall continue for three (3) years beyond the Term of this Agreement.

8.	Property Rights

8.1.	All the rights to LSRI’s Knowledge and the rights to the Knowledge related to the ETK Kit and/or derived from them, including the rights to all improvements, developments and modifications, are hereby the property of LSRI and shall remain as such.

8.2.	All the rights to the Joint Knowledge and the Identification System and/or all that is derived from them, including all improvements, developments, and modifications – except with regard to the ETK Kit – are hereby jointly owned by the parties in equal parts (50% LSRI and 50% Acro) and shall remain as such.

8.3.	Acro hereby undertakes to take all action necessary in order to give effect to this Section 8, including making the necessary changes to the protection [mechanisms that safeguard the rights of] the Acro Knowledge.

8.4.	Acro is hereby required to include in all communications with third parties related to the License a declaration that LSRI and Acro are the joint owners of all of the rights in every invention that shall be developed or derived as a result of the implementation and performance of this Agreement with regard to the Knowledge and the Identification System, while LSRI [is and] shall continue to be the exclusive owner of the [rights] related to LSRI’s Knowledge and the chemical components.

8.5.	LSRI shall have the right to make use freely of the Knowledge and of LSRI’s Knowledge for any purpose except the manufacture and marketing of the Identification System that is subject to the License.

8.6.	Acro shall act, at its cost, to [protect and] enforce all of its property rights of any kind, in whole or in part, which are subject to the License, pursuant to this Agreement, against infringement thereof by third parties. The foregoing shall not apply to all that is related to the protection of the rights of LSRI to LSRI’s Knowledge and the ETK Kit. In this framework, and without derogating from the above, Acro shall act at its own cost and in coordination with LSRI to apply for patents, to register patents, to protect a patent and/or a patent application with regard to inventions and other discoveries related to the Joint Knowledge and the Identification System. In the event that Acro receives monetary damages or that the payment of royalties is ordered instead of damages, Acro hereby undertakes to pay LSRI Royalties for the amounts received, as described above, that exceed the costs of the lawsuit. Each party shall report to the other regarding any potential infringement of rights as above within thirty (30) days of becoming aware of such.

8.7.	For the avoidance of doubt, it is hereby clarified and agreed that the ownership to the information, including inventions, discoveries or any other intellectual property rights – whether such can be registered as a patent or not – that were produced or achieved during the Term of the Agreement by either of the parties or a representative thereof by chance and/or without any relation to the Identification System and/or the Compatibility Work, shall remain the exclusive property of the party that discovered or invented such. For the avoidance of doubt – such information, as above, shall not include the Joint Knowledge or the Knowledge of the other party, as defined in this Agreement.

9.	Liability

9.1	Acro shall be exclusively liable for the manufacture of the Identification System, and shall arrange for insurance coverage as is customary with regard to the License and/or the Identification System. The insurance policies should include a provision regarding the waiver of the right to recourse vis a vis LSRI.

9.2	Acro shall indemnify and compensate LSRI for all debts, lawsuit[s], payment[s], cost[s], damage[s], or loss[es] that were caused by or as a result of: the License; the exercise of Acro’s rights pursuant to this Agreement; or the manufacture, marketing, sale, service or use of the Identification System. The foregoing shall not apply in a case in which it was determined that LSRI’s liability was the result of the fact that LSRI’s knowledge infringes upon the intellectual property rights of a third party.

9.3	In any event, LSRI shall not be held liable, either explicitly or implicitly, for any indirect, accompanying or consequential damages or loss of income or profits that was caused as a result of the manufacture, marketing, offer, sale, import, export, servicing, or use of the Identification System.

9.4	Acro hereby declares and confirms that LSRI makes no representation herein regarding the operation of the Identification System, the ETK Kit and the chemical components, [nor regarding] their suitability for any use; their safety; their approval by local authorities; the time or cost of the performance of the Compatibility Work and/or the compatibility of the Identification System and/or the ability to protect the Identification System by means of a patent.

10.	Confidentiality and Publication

10.1	Any information that is transferred from one party to another and is marked as “Confidential”: (a) shall be maintained in full confidence by the recipient of such information; (b) shall serve the recipient solely for the purpose of performing the provisions of this Agreement; and (c) shall not be transferred by the recipient, his advisors, or employees to another party (unless so required under the law or pursuant to a court order) without the prior, written approval of the party that has submitted the information, unless the recipient of the information possesses written proof that the information:

(a)	was publicly available at the time of its receipt; or

(b)	became publicly available after its receipt as a result of an act or omission by a party other than the recipient, his advisors, employees, or representatives; or

(c)	was transmitted to the recipient by a third party that was authorized to transmit such information; or

(d)	was already known to the recipient at the time of its receipt;

(e)	was developed independently by the recipient without any use of the confidential information of another [sic] party; or

(f)	was required to be transferred under the law or applicable regulations.

10.2	The confidentiality requirements under this Agreement shall be considered as having been fulfilled by a party if such party treated the confidential information of the other party in the same manner as such party would treat its own confidential information and in a reasonable manner. Such [confidentiality] obligations shall apply during the Term of the Agreement and for a period of ten (10) thereafter.

10.3	LSRI shall have the right to publish scientific discoveries related to the Knowledge and/or LSRI’s Knowledge and/or the ETK Kit and/or the chemical components and/or the Identification System, while giving proper attention to the interest of Acro.

11.	Term and Termination

11.1	Term of the Agreement. This Agreement shall remain in force from the date of signature of this Agreement until the conclusion of five (5) years from the date of the First Commercial Sale, unless it was terminated prior to such in accordance with the provisions of this Agreement. The parties may extend the Term of the Agreement from time to time for two additional one-year terms (the “Extended Term of the Agreement”), contingent upon Acro’s performance of its obligations hereunder in full and contingent upon the grant by both parties of their written agreement to such no later than 60 days prior to the conclusion of the Term of this Agreement, so long as the terms of the Minimal Annual Quota are fulfilled (Appendix C), as well as the other terms that stem from the extension of the Term of the Agreement as above.

11.1	Mutual Termination of the Agreement. This Agreement may be terminated at any time by the mutual, written consent of the parties.

11.2	Termination of the Agreement by LSRI. In the event that Acro fails to make any payment owed under this Agreement when it becomes due, and such amounts remain outstanding thirty (30) days after LSRI submits written notice that such amounts are due, LSRI has the right to terminate the Agreement immediately, at any time, upon written notice to Acro.

11.3	Termination of the Agreement due to bankruptcy. Either party may terminate the Agreement immediately, upon the submission of written notice to the other sides [sic], in the event that the other party was declared bankrupt by a competent court; a request for liquidation was submitted to a competent court, either willingly or otherwise, which was not withdrawn within ninety (90) days; or a creditors’ arrangement was offered.

11.4	Termination due to a material breach of the Agreement. Either party may terminate the Agreement in the event that the other party breaches the provisions of this Agreement (with the exclusion of that which is set forth in Section 11.2 above) upon sixty (60) days advanced notice by the non-breaching party, so long as such breach was not remedied within sixty (60) days from the date that the termination notice was submitted. For the sake of clarity, it is hereby noted that any breach of any of the provisions of this Agreement that is not remedied within 60 days from the date upon which notice of termination is submitted as above, shall be considered a fundamental breach for all purposes.

11.5	Consequence of termination; applicability of the provisions.

(a)	If this Agreement is terminated or the License that was granted to Acro by LSRI expires, all the rights to the Identification System and to the Knowledge, including any other right that may be derived from the License, shall return to be the exclusive and absolute property of LSRI.

(b)	In the event of the termination or expiration of this Agreement, as above, Acro shall return to LSRI all of the information that LSRI transferred to Ecro in the course of this Agreement (whether such information is found in the possession of Acro or was transferred by Acro to third parties) including, but without derogating from the above – the chemical components or other substances; written materials or documents; or [information] contained in other media including documents, drafts, figures, and the like, [and] materials related to the Knowledge or LSRI’s Knowledge, including any copy of such materials. In addition, and without derogating from the above, LSRI shall return to Acro upon termination of the Agreement or expiration thereof, all of Acro’s Knowledge that is in LSRI’s possession at the time of the termination or expiration of the Agreement.

(c)	Termination of this Agreement or the expiration thereof shall not release the parties hereto from the obligations that accrued prior to the termination or expiration of this agreement, as described above; Acro shall continue to be bound by Sections 6 and 10 above and shall immediately cease all uses of the information and/or the Identification System in any manner whatsoever. It is hereby agreed that with the termination or expiration of this Agreement, as set forth above, Ecro shall be required to transfer to LSRI any payment that is owed for the period preceding the date of termination or expiration of the Agreement no later than thirty (30) days from the date or termination or termination, as discussed above.

11.6	Remedies. In the event of a breach of the provisions of this Agreement, in addition to the termination rights as set forth above, each side shall have the rights and be entitled to the remedies set forth in the applicable law for the enforcement of this Agreement.

12.	Force Majeure

It is hereby agreed and declared that a party shall not be liable for any loss or damage incurred as a result of such party’s breach of this Agreement, excluding the duty to effect payments on time, as a result of a war (whether such was declared or not), force majeure, revolt, strike, fire, earthquake, flood, plague, riot, accident, labor dispute, shortage of materials, equipment, transportation, or any other factor that is not beyond the reasonable control of the parties, and performance of the obligations under this Agreement will be postponed so long as the reason for the delay remains in existence, but not beyond such time. A party that exercises its right under this Section 12 shall make reasonable efforts to remove the cause of the delay of the fulfillment of such party’s obligations under this Agreement and shall report such efforts to the other parties [sic]. In the event that performance of the obligations hereunder was delayed as above for one hundred eighty days (180), each [sic] other party shall have the right any time thereafter, to terminate the Agreement immediately and the provisions of Section 11 above shall apply.

13.	Governing Law

The laws of Israel shall govern this Agreement, and the competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction [over any dispute which may arise hereunder].

14.	General

14.1	This Agreement comprises and reflects all of the terms and conditions agreed upon by the parties with regard to the approval system. Any oral or written representations, agreements and understandings that was granted or made by the parties prior to the signing of this agreement that is not explicitly stated herein shall not supplement, derogate from, or alter the rights and duties set forth in this Agreement or that are derived therefrom, and the parties shall not be bound by such from the date that this Agreement is signed.

14.2	The Agreement shall have no effect unless it is signed by both Parties.

14.3	Any amendment to the provisions of this Agreement must be made in writing only and such amendment shall not be valid unless made in writing and signed by the authorized representative of each party.

14.4	It is hereby declared and agreed that each party hereto is an independent contractor and no employment relationship and/or agency and/or partnership, exists or shall be created between the parties and/or their employees.

14.5	The parties hereto are not permitted to transfer and/or assign their rights and/or their obligations hereunder unless the parties grant their prior, written approval. The foregoing shall not apply to transfers or assignments to Related Parties, so long as the party that wishes to transfer or assign its rights or obligations to the Related Party as above remains responsible and liable for the fulfillment of the provisions of this Agreement by the Related Party vis a vis the other parties [sic] and shall cause the Related Party to fulfill all of its obligations under this Agreement. In the event that such Related Party ceases to be a Related Party of the assigning party, the parties must approve in writing the continuation of such assignment of rights; otherwise such assignment shall be considered void.

14.6	No waiver, allowance, default, grant of an extension, failure to respond in the event of a breach, non-fulfillment of any term of this Agreement, or failure to exercise one or more of the rights granted herein shall be considered as a waiver of any right granted hereunder or as a forfeiture thereof.

14.7	Each party hereto shall bear the costs it incurred related to the preparation of this Agreement.

14.8	Headings that appear herein are provided for the sake of convenience only, and shall not be used for interpretation purposes.

14.9	The preamble to this Agreement and all appendices and addendums constitute an integral party of this agreement. In the event of a contradiction or incompatibility between the provisions of this Agreement and the provisions of any appendix or addendum to this Agreement, the provisions of this Agreement shall prevail.

14.10	Any agreement, approval or offer that was made or granted by one of the parties shall not be binding unless signed by the party’s authorized representatives.

14.11	In the event that a provision of this Agreement or implementation thereof in accordance with this Agreement was deemed void or declared by a competent court to be illegal, invalid or unenforceable, this Agreement will [nonetheless] remain in full effect and shall be interpreted in such a way that its illegal, void or unenforceable portion will be severed and replaced by a provision that achieves, to the extent possible, the economic, business, and other goals of that illegal, void, or unenforceable provision.

15.	Notices

The parties’ addresses for purposes of this Agreement shall be as they appear above. Any notice that is sent via registered mail or via a messenger by a party to the other at the address that appears above shall be considered as having been delivered to its destination after 7 (seven) days, if it was sent by registered mail, or upon delivery, if hand delivered, whichever was earlier.

And as witness hereto, the parties have hereunto signed:

/s/ Acro Inc. ————————— Acro Inc.	/s/ Life Science Research Israel Ltd. ———————————————— Life Science Research Israel Ltd.

Appendices A and B

Protocol and Specifications

Experimental development of the Acro-NET

General

—	The general idea is to use the same device that was developed by Acro for testing peroxide explosives (Acro-PET)

—	The Acro-NET will be color coded differently (blue and white) from the Acro-PET (black and yellow).

—	The Acro-NET will comprise three ampoules, 300 ML each, containing solutions 1, 2, and 3 of the ETK.

Experiments

—	Loading of all three ampoules will be carried under nitrogen atmosphere using either a glove box or a glove bag.

—	The Acro-NET will be examined for sensitivity, selectivity (false positive and false negative), mechanical reliability, and shelf life.

—	Three representative explosives will be used: TNT, RDX and ammonium nitrate (AN).

—	The sensitivity limit of each explosive will be determined by examining a solution of each explosive is known concentration in either alcohol (ethanol or isopropanol) for TNT and RDX or water for AN.

—	False positive tests will be carried out with variety of household powders, such as sugars, flowers and other foods, washing machine powders, etc.

—	False negative experiments will be carried out with the explosives mixed together with non-explosive powders and liquids

—	Shelf life will be estimated by keeping the Acro-NET at elevated temperatures (up to 50ºC) for extended periods of times before checking their performance

—	Mechanical reliability will be examined by testing a set of 100 units. This experiment may be used for final determination of the sensitivity limit by using 33 unites for each explosive.

Appendix C

Minimum Sales Quota

In 2008 – 1,000 units, primarily for the purposes of testing and demonstrations –an effort will be made to charge the minimum price of USD $5.00 for each unit; the total consideration is estimated to be a few thousand USD.

In 2009 - 5,000 units - with a net price of $10 -	total $50,000

In 2010 - 10,000 units - same as above -	total $100,000

In 2011 - 10,000 units - same as above -	total $100,000

In 2012 - 10,000 units - same as above -	total $100,000

Note: all prices are in USD

The amount charged (in accordance with the rate of Royalties set forth in Section 6.3 of the Agreement) shall be in New Israeli Shekels, in accordance with the published dollar exchange rate on the date the invoice is issued + VAT.

Appendix “D1”

The amount of chemical components needed for the Compatibility Work

At the R7D stage, the amount of Reagents that are sufficient for 1,000 syringes (approximately a half-liter), and, if required, and additional amount will be given, in accordance with the additional request submitted by Acro.

Appendix “D2”

Prices of the chemical components for production purposes

The price of the chemical components for a cartridge (according to a calculation of 0.3 ML per cartridge)

The prices [listed below] are based on a single order and can be modified based upon the size of the order.

For an amount between 1,000-5,000 cartridges – $0.80

For an amount between 5,000-10,000 cartridges – $0.65

For an amount above 10,001 cartridges – $0.50

The amount charged shall be in New Israeli Shekels, in accordance with the published dollar exchange rate on the date the invoice is issued + VAT